This is neither an off er to sell nor a solicitation of an off er to buy the securities described herein. An off ering is made only by the prospectus. This material must be preceded or accompanied by a prospectus. Creative Media & Community Trust Preferred Stock Investor BrochureC M C T Filed Pursuant to Rule 433 Dated June 10, 2022 Registration Statement No. 333-233255

Free Writing Prospectus Filed pursuant to Rule 433 | June 2022 | Reg. No. 333-233255 Creative Media & Community Trust Corporation (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. CMCT has filed a registration statement (including a base prospectus) with the Securities and Exchange Commission (the “SEC”) in respect of the offering to which this communication relates. Before you participate in CMCT’s offering of Series A1 Preferred Stock, you should read the prospectus supplement, dated June 10, 2022, and the accompanying base prospectus, dated December 4, 2019.. Before you invest, you should read the prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at www.creativemediacommunity.com. Alternatively, you may request to receive a prospectus by calling toll-free at 1-866-341-2653. You may also access the prospectus for free on the SEC website at www.sec.gov. Important Disclosures An investment in the Series A1 Preferred Stock (“Preferred Stock” or “A1 Preferred Stock”) described herein involves risks and other considerations, including the ones described below. Before you invest, you should read the prospectus and other documents that Creative Media & Community Trust Corporation (“CMCT” or “Creative Media & Community Trust”) filed with the Securities and Exchange Commission (“SEC”) for more complete information about CMCT and the risks and other considerations relating to the securities described herein. Any terms of securities described herein represent a general overview of certain selected terms and are qualified in their entirety by reference to the prospectus and other documents that Creative Media & Community Trust filed with the SEC. » There is no public market for CMCT’s Preferred Stock and CMCT does not expect one to develop. » CMCT’s Preferred Stock is subordinate to all of CMCT’s existing and future debt and liabilities and those of CMCT’s subsidiaries. The terms of CMCT’s Preferred Stock do not contain any financial covenants and do not restrict how CMCT can use the proceeds of the offering. CMCT’s future debt may include restrictions on our ability to pay dividends to preferred stockholders or make redemptions in the event of a default under the debt facilities or under other circumstances. » Shares of CMCT’s Preferred Stock may generally be redeemed for shares of Common Stock, which ranks junior to CMCT’s Preferred Stock with respect to dividends and upon liquidation. » From and after the date that is 24 months following original issuance of any shares of CMCT’s Preferred Stock, CMCT has the right (but not the obligation) to redeem such shares at 100% of CMCT’s Preferred Stock Stated Value, initially $25 per share, plus any accrued but unpaid dividends, without your consent. » The cash distributions holders of CMCT’s Preferred Stock receive may be less frequent or lower in amount than described herein. » Holders of CMCT’s Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. » CMCT’s operating performance is subject to risks associated with the real estate industry. A significant portion of CMCT’s properties, by aggregate net operating income and square feet, are located in California. CMCT is dependent on the California real estate market and economies, and is therefore susceptible to risks of events in that market that could adversely affect its business. The extent to which COVID-19 will continue to impact CMCT’s operations and those of its tenants, business partners and borrowers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of any new outbreaks involving variants of COVID-19 and actions taken to contain or mitigate such outbreaks, the distribution and acceptance of vaccines, the impacts on the U.S. and international economies and the extent to which federal, state and local governments provide relief or assistance to those affected by COVID-19. CMCT cannot predict the significance, extent or duration of any adverse impact of COVID-19 on its business, financial condition, results of operations, cash flow or its ability to satisfy its debt service obligations or to maintain its level of distributions on its Common Stock or Preferred Stock. However, CMCT’s business, financial condition, results of operations, and liquidity have been adversely affected and may continue to be adversely affected during 2022. Forward-Looking Statements The information set forth herein contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “project,” “target,” “expect,” “intend,” “might,” “believe,” “anticipate,” “estimate,” “could,” “would,” “continue,” “pursue,” “potential,” “forecast,” “seek,” “plan,” or “should,” or “goal” or the negative thereof or other variations or similar words or phrases. Such forward-looking statements include, among others, statements about CMCT’s plans and objectives relating to future growth and outlook as well as the performance of the Preferred Stock. Such forward-looking statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the scope, severity and duration of the current pandemic of COVID-19, and actions taken to contain the pandemic or mitigate its impact,(ii) the adverse effect of COVID-19 on the financial condition, results of operations, cash flows and performance of CMCT and its tenants and business partners, the real estate market and the global economy and financial markets, among others, (iii) the timing, form, and operational effects of CMCT’s development activities, (iv) the ability of CMCT to raise in place rents to existing market rents and to maintain or increase occupancy levels, (v) fluctuations in market rents, including as a result of COVID-19, (vi) the effects of inflation and higher interest rates on the operations and profitability of CMCT and (vii) general economic, market and other conditions. Additional important factors that could cause CMCT’s actual results to differ materially from CMCT’s expectations are discussed under the section “Risk Factors” in CMCT’s Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond CMCT’s control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by CMCT or any other person that CMCT’s objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. CMCT does not undertake to update them to reflect changes that occur after the date they are made. 2 CMCT CIM Creative Media & Community Trust | © 2022 CCO Group | www.cimgroup.comwww.cimgroup.com | © 2022 CCO Group | CMCT CIM Creative Media & Community Trust

Amid an uncertain political and economic climate, planning for retirement is a challenge for individuals across multiple generations. Many are legitimately concerned that they will outlive their savings as Social Security benefits may be discontinued and healthcare costs continue to rise.1 Justified Concerns The U.S. population is growing older and living longer, and will likely face increased expenses with fewer traditional sources of fixed income. According to projections, the Medicare fund is expected to be depleted by 2026 and the Social Security fund by 2035.2 1960 1970 1980 1990 2000 2010 2020 2030 2040 2050 2060 0M 20M 40M 60M 80M 100M Ages 85+ Ages 65-84 2014 98 Million 2015 84% Increase from 2002 to 2020 2002 2005 2010 2020 $280K $240K $200K $180K $160K $320K 1960 1970 1980 1990 2000 2010 2020 2030 2040 2050 2060 0M 20M 40M 60M 80M 100M Ages 85+ Ages 65-84 2014 98 Million 2015 84% Increase from 2002 to 2020 2002 2005 2010 2020 $280K $240K $200K $180K $160K $320K Retirement Planning* Total estimated retirement healthcare costs for 65-year-old couples4 Estimated U.S. Population of Persons Ages 65 and Up3 1) Northwestern Mutual, 1 In 3 Americans Have Less Than $5,000 In Retirement Savings, 2018. 2) Social Security and Medicare Boards of Trustees, A Summary of the 2020 Annual Reports, 2020. 3) PRB analysis of data from the U.S. Census Bureau. 4) Fidelity Investments, How to plan for rising health care costs, 2020. *There can be no guarantee that dividends to be paid on CMCT’s Preferred Stock or any other securities of CMCT would be sufficient to cover healthcare or any other expenses. 3CMCT CIM Creative Media & Community Trust | © 2022 CCO Group | www.cimgroup.comwww.cimgroup.com | © 2022 CCO Group | CMCT CIM Creative Media & Community Trust

Preferred stock is a class of ownership in a corporation that generally has a higher priority claim on the company’s assets and/or earnings than does common stock. It is often considered a fixed income alternative because it typically pays a fixed dividend to shareholders. Preferred Stock May Provide: Greater Capital Preservation than Common Stock1 » Strategy aims to conserve and return the value of shareholders’ capital » Common stock provides a buffer for possible impairments to the value of preferred stock » Share price of preferred stock does not fluctuate with market movements Current Income2 » Dividend payments are typically paid monthly or quarterly Dividend Priority » Generally preferred shareholders are entitled to receive dividends before common shareholders and have priority rights with regard to payments in the event of a liquidation of the company What Is Preferred Stock? Past performance does not guarantee future results. 1) Holders of the Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. 2) Dividends on the Preferred Stock are cumulative but are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 3) See disclosure on Page 5 regarding the target capital structure of CMCT. Creative Media & Community Trust (NASDAQ: CMCT) is operated by CIM Group®, a community- focused real estate and infrastructure owner, operator, lender and developer. CMCT seeks to own, operate and develop premier multifamily and creative office assets in vibrant and emerging communities. In addition to the typical characteristics of preferred stock, CMCT’s Preferred Stock provides: Attractive Capital Structure3 » Aims to conserve and return the value of preferred shareholders’ capital Institutional-Quality Operator » CIM is an institutional owner and operator with decades of real estate experience CMCT 4 CMCT CIM Creative Media & Community Trust | © 2022 CCO Group | www.cimgroup.comwww.cimgroup.com | © 2022 CCO Group | CMCT CIM Creative Media & Community Trust

Capital Stack1 (common stock as % of capitalization) If a loss in company value occurs, common stock will be aected rst. When making payments, the company prioritizes preferred shareholders after debt obligations. Dividend Priority and Liquidation Preference Principal “Loss Cushion” CMCT Target 30% Preferred Stock & 30% Debt 40% Common Stock We believe an appropriately balanced capital structure helps to preserve the preferred shareholders’ position. Prudent, lower levels of debt can support a company’s eff orts to cover preferred dividends, which are distributed after debt payments have been made. Common equity can help protect preferred shareholders by acting as a “loss cushion.” If a company’s value decreases, common equity must be depleted before the value of preferred stock is impaired. How CMCT Preferred Equity Stacks Up The way companies are capitalized may impact the risk associated with owning preferred stock. We believe CMCT has an attractive capital structure that supports the preservation of principal value and the availability of funds to provide stable income for preferred shareholders. Attractive Capital Structure 1) As a percentage of total capitalization. CMCT target is based on preferred stock and debt as a percentage of the fair value of assets. Debt and preferred stock are based on their respective stated value. Capital Stack1 (common stock as % of capitalization) 5CMCT CIM Creative Media & Community Trust | © 2022 CCO Group | www.cimgroup.comwww.cimgroup.com | © 2022 CCO Group | CMCT CIM Creative Media & Community Trust

Owner, Operator, Lender and Developer CIM brings decades of in-house experience in such essential functions as acquisitions, asset and property management, development, fi nance and leasing across multiple markets, asset classes and strategies. CIM’s assets provide the goods, services, employment and support needed for communities to be successful. CIM has $31.2 billion1 in assets and executes impactful projects across real estate, infrastructure and credit platforms. CIM also provides partners, co-investors and shareholders with a complementary slate of real asset strategies across the risk-return spectrum. Institutional Quality Operator 1) As of December 31, 2021. Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. CMCT seeks to acquire and develop creative offi ces catering to rapidly growing industries such as technology, media and entertainment. CMCT also seeks to focus on premier multifamily properties in vibrant and emerging communities throughout the United States. CMCT CIM Creative Media & Community Trust | © 2022 CCO Group | www.cimgroup.com6 www.cimgroup.com | © 2022 CCO Group | CMCT Creative Media & Community Trust

Offering Overview

Terms	
Stated Value	$25.00 per share
Offering Price	» Series A1: $25.00 per share » Series A1 (Advisory): $23.25 per share[1]
Minimum Investment	$5,000
Liquidity[2]	» Liquidity from day one subject to a five-year declining redemption fee of stated value (9%, 8%, 7%, 6%, 5%, 0%) » Death Put (0% redemption fee)
Monthly Dividend[3]	» Series A1: Greater of 6% or Fed Funds +2.5% (subject to 10% cap) » Series A1 (Advisory): Greater of 6% or Fed Funds +2.5% (subject to 10% cap); Annualized Yield to Maturity of 7.96%[4]
Fees	Paid by CMCT, not the preferred shareholder
Seniority	Senior to common shareholders

1) Reflects a complete reduction in the selling commission of 7%, which reduction will result in a reduction in the selling price to $23.25 per share. 2) CMCT may redeem in cash or in CMCT's option and sole discretion, in equal value through the issuance of shares of CMCT Common Stock, based on the volume weighted average price of CMCT's common stock for the 20 trading days prior to the redemption. 3) Rates shown are annualized. Dividend is paid monthly and declared quarterly. Dividends are not guaranteed and may be decreased or suspended altogether at CMCT's discretion. 4) Yield to maturity is calculated using the minimum annual dividend of 6% and assumes an offering price of $23.25 per share and that shares of Preferred Stock will be held for five years.

CMCT CIM Creative Media & Community Trust | © 2022 CCO Group | www.cimgroup.com

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CIM2225287 | CMCT-BRO-GEN (06-22) 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 Securities Distributed By Affi liate Broker/Dealer: CCO Capital, LLC — Member FINRA/SIPC | ©2022 CCO Group www.cmct-preferred.com Discuss with your fi nancial professional how investing in CMCT Preferred Stock may be appropriate for you. Contact CIM at 866-341-2653.